                                                                     EXHIBIT 4.3

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                 SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
                          (PAR VALUE $0.001 PER SHARE)
                                       OF
                                  ORBITZ, INC.
                                  -------------

                        Pursuant to Section 151(g) of the
                         General Corporation Law of the
                                State of Delaware
                                  -------------

          Orbitz, Inc. (hereinafter called the "CORPORATION"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: The Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), of the Corporation authorizes the issuance of 35,000,000 shares, par value $0.001 per share, of preferred stock (the "PREFERRED STOCK"), and further authorizes the Board of Directors of the Corporation, subject to the separate approvals required by the Certificate of Incorporation, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

         SECOND: A resolution providing for the issuance of the Preferred Stock was duly adopted by three-fourths of the entire Board of Directors of the Corporation as required by Section 4.6(a) of, and pursuant to authority conferred on the Board of Directors of the Corporation by, the Certificate of Incorporation as aforesaid, which resolution provides as follows:

              "RESOLVED: That the Board of Directors (the "BOARD") of
Orbitz, Inc., a Delaware corporation (the "CORPORATION"), pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended (the "CERTIFICATE OF INCORPORATION"), of the Corporation, hereby creates, authorizes and provides for the issuance of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby establishes the powers, preferences and relative, participating, optional and other special rights thereof, and the qualifications, limitations and restrictions pertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "THIS RESOLUTION" or "THIS CERTIFICATE OF DESIGNATIONS," is to


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be filed as part of a Certificate of Designations under
Section 151(g) of the General Corporation Law of the State of Delaware):

         1. DESIGNATION AND NUMBER. There is hereby created, out of the authorized and unissued shares of preferred stock of the Corporation, a series of preferred stock designated as the Series A Non-Voting Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"). The number of shares constituting the Series A Preferred Stock shall be _________ shares. Subject to any additional or separate approvals expressly required in the Certificate of Incorporation (including, without limitation, the approvals set forth in SECTION 4.6 thereof), or in this Certificate of Designations (including, without limitation, the approvals set forth in SECTION 2(b) hereof), or required by law, the number of authorized shares of the Series A Preferred Stock may be increased or decreased by the affirmative vote of a majority of the members of the entire Board of Directors (without regard to vacancies); provided, that the number of authorized shares of Series A Preferred Stock may not be decreased below the number of shares thereof then outstanding.

         2. VOTING RIGHTS.

         (a) Except as otherwise provided in SECTION 2(b) hereof or as otherwise required by law, the holders of Series A Preferred Stock shall have no right or power to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting. On any matter on which the holders of the Series A Preferred Stock are entitled to vote or to express consent or dissent, each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of votes to which such holder would be entitled assuming such share of Series A Preferred Stock had been converted into shares of Common Stock pursuant to the terms of SECTION 6 hereof.

         (b) The Corporation shall not, without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock, (ii) amend or repeal the Certificate of Incorporation or Bylaws in any manner which adversely affects the rights, preferences or privileges granted to the Series A Preferred Stock, or (iii) authorize, create or issue any new series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock in right of payment of dividends or liquidation preference.

         3. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, on a cumulative basis from the date the first share of Series A Preferred Stock was issued (the "ORIGINAL ISSUE Date"), dividends in cash at the rate of three percent (3%) per annum of the Deemed Purchase Price (as defined below) per share of Series A Preferred Stock, appropriately adjusted for any stock dividends, combinations, splits, reclassification and the like with respect to the Series A Preferred Stock, payable in preference and priority to any payment of any dividend on stock which ranks junior to the Series A Preferred Stock as to the payment of dividends ("JUNIOR STOCK"), including without limitation the Corporation's Class A common stock, par value $0.001 per share (the "CLASS A COMMON STOCK"), and Class B common stock, par value $0.001 per share (the "CLASS B COMMON STOCK"; and, together with the Class A Common Stock, the "COMMON STOCK"). Dividends on the Series A Preferred Stock will accrue


                                       2
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whether or not the Corporation has earnings, whether or not the
Corporation has funds legally available for the payment of such dividends and whether or not the Corporation declares such dividends. Accrued but unpaid dividends shall be payable in cash on the first business day of each March, June, September and December in each year (each such date, a "DIVIDEND PAYMENT DATE"), commencing on the first business day of March, 2004, but only when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor. Accrued but unpaid dividends shall be paid upon a liquidation, dissolution or winding up of the Corporation as provided in Section 4 below or upon a redemption of the Series A Preferred Stock as provided in
Section 5 below. No dividends shall be paid on any Junior Stock (other than a dividend of Junior Stock) unless all then accrued but unpaid dividends have been paid with respect to the outstanding Series A Preferred Stock. If, during any consecutive twelve (12) month period, the Corporation shall issue or pay to holders of any Junior Stock a per share dividend (other than a dividend of Junior Stock) in an amount in excess of five percent (5%) of the Deemed Purchase Price (an "EXCESS DIVIDEND"), the holders of Series A Preferred Stock shall be entitled to an additional dividend based on the number of shares of Class A Common Stock into which the Series A Preferred Stock is then convertible, but only to the extent the per share amount of the Excess Dividend exceeds 5% of the Deemed Purchase Price, which additional dividend shall be paid to the holders of Series A Preferred Stock at the time such dividend is paid to holders of the Junior Stock. The "DEEMED PURCHASE PRICE" of a share of Series A Preferred Stock is $_____.

         4. LIQUIDATION PREFERENCE.


         (a) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or the consummation of a Change in Control (as defined below) (each a "LIQUIDATION EVENT"), each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, by reason of their ownership of such Series A Preferred Stock, an amount equal to (i) the Deemed Purchase Price per share of Series A Preferred Stock, appropriately adjusted for stock dividends, combinations, splits, reclassification and the like with respect to the Series A Preferred Stock, then held by such holder, plus (ii) an accretion factor (the "ACCRETION FACTOR"; this Certificate of Designations refers to the sum of the Deemed Purchase Price and the Accretion Factor as the "BASE LIQUIDATION PREFERENCE"), which shall accrue annually beginning on the Original Issue Date, equal to two percent (2%) per annum of the Deemed Purchase Price per share of Series A Preferred Stock, appropriately adjusted for any stock dividends, combinations, splits, reclassification and the like with respect to the Series A Preferred Stock, from the Original Issue Date, plus (iii) all accrued but unpaid dividends (the "LIQUIDATION DIVIDENDS") through the date of the Liquidation Event (this Certificate of Designations refers to the sum of the Base Liquidation Preference and the Liquidation Dividends as the "LIQUIDATION PREFERENCE"). For illustrative purposes only and for the avoidance of doubt, the following table sets forth the Base Liquidation Preference for each twelve (12) month period commencing on the anniversary of the Original Issue Date of the year specified therein:


        ----------------------        ----------------------------------
                YEAR                      BASE LIQUIDATION PREFERENCE
        ----------------------        ----------------------------------
                2004                                   $
        ----------------------        ----------------------------------
                2005                                   $
        ----------------------        ----------------------------------
                2006                                   $
        ----------------------        ----------------------------------


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        ----------------------        ----------------------------------
                2007                                   $
        ----------------------        ----------------------------------
                2008                                   $
        ----------------------        ----------------------------------
                2009                                   $
        ----------------------        ----------------------------------
                2010                                   $
        ----------------------        ----------------------------------
                2011                                   $
        ----------------------        ----------------------------------
                2012                                   $
        ----------------------        ----------------------------------
                2013                                   $
        ----------------------        ----------------------------------



         If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably, based upon the total preferential amount due to each such holder pursuant to this Section 4(a).

         (b) As a condition to receiving the Liquidation Payment, each holder of Series A Preferred Stock shall (i) surrender to the Corporation or its transfer agent share certificates for the Series A Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. After payment of the Liquidation Preference in accordance with
Section 4(a) hereof, the Series A Preferred Stock will be retired, the holders of Series A Preferred Stock shall not be entitled to any further amounts, and the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Common Stock in accordance with the Certificate of Incorporation.

         (c) The value of any securities and other property paid or distributed pursuant to this Section 4 shall be deemed to be its fair market value at the time of payment to the Corporation as determined in good faith by a majority of the entire Board of Directors (without regard to vacancies).

         (d) The term "CHANGE IN CONTROL" shall mean (i) a sale of all or substantially all of the assets of the Corporation; or (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), UNLESS the Corporation's stockholders of record immediately prior to such sale or acquisition will, immediately after such sale or acquisition (by virtue of securities issued as consideration for the Corporation's sale or acquisition or otherwise), hold at least 50% of the Voting Power (as defined in the Certificate of Incorporation) of the surviving or acquiring entity or any direct or indirect parent corporation of such surviving or acquiring entity, in each case, in approximately the same relative percentages after such sale or acquisition as before such sale or acquisition.

         5. REDEMPTION RIGHTS.


         (a) RIGHT TO CAUSE COMPANY TO REDEEM.

                  (i) At any time from and after the fifth (5th) anniversary of the Original Issue Date, the holders of not less than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock (the "INITIATING HOLDERS") shall have the right to require the Corporation to purchase and redeem, and the Corporation shall purchase and redeem, all of the Series A Preferred Stock for cash in an amount per share (the "REDEMPTION PRICE") equal to the Liquidation Preference (determined assuming the Redemption Date (as defined below) is the date of liquidation), from any source of funds legally available therefor. In lieu of paying the Redemption Price in cash, the Corporation may elect, in its sole discretion, to exchange such shares of Series A Preferred Stock for shares of Class A Common Stock having a fair market value equal to the Redemption Price, which shares of Class A Common Stock shall be valued for such purposes at the average of the closing sale price of the Class A Common Stock for the ten trading days prior to the Redemption Date. In the event the Corporation elects to exchange Series A Preferred Stock for Class A Common Stock, all references in
         SECTION 5 of this Certificate of Designations to (i) a "redemption" shall be deemed to mean an exchange of Series A Preferred for Class A Common Stock as provided herein and (ii) the "Redemption Price" shall be deemed to mean the number of shares of Class A Common Stock exchanged for the Series A Preferred Stock as provided herein. Partial redemptions shall not be permitted hereunder.

                  (ii) If the Corporation elects to pay the Redemption Price in cash and the funds of the Corporation legally available for redemption of Series A Preferred Stock are insufficient to redeem all outstanding shares of Series A Preferred Stock as required by SECTION 5(a)(i), those funds which are legally available will be used to redeem pro rata the maximum possible number of such shares of Series A Preferred Stock. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be used to redeem pro rata the balance of the shares of Series A Preferred Stock.

         (b) RIGHT OF CORPORATION TO REDEEM. At any time from and after sixty-six (66) months of the Original Issue Date, the Corporation shall have the right to redeem all of the Series A Preferred Stock for cash in an amount equal to the Redemption Price, from any source of funds legally available therefor. Partial redemptions shall not be permitted hereunder.

         (c) MECHANICS OF REDEMPTION.


                  (i) To initiate a redemption pursuant to SECTION 5(A) above, the Initiating Holders shall submit a written notice (the "REDEMPTION NOTICE") to the Corporation of their intention to require the Corporation to purchase and redeem all the Series A Preferred Stock and a date for such redemption (the "REDEMPTION DATE"), which date may not be less than ninety (90) or more than one hundred and twenty (120) days after the date of such Redemption Notice. Within ten (10) days after receipt of a Redemption Notice, the Corporation shall deliver, postage prepaid, a written notice of the initiation of a redemption pursuant to
         SECTION 5(a) to each holder of Series A Preferred Stock at the address shown in the Corporation's records. In addition, if the Corporation elects to exchange Class A Common Stock for Series A Preferred Stock pursuant to SECTION 5(a)(i), the Corporation shall deliver, postage prepaid, a written notice of such election not later than the close of business on the trading day that is immediately prior to the tenth (10th) trading day prior to the Redemption Date.

                  (ii) To initiate a redemption pursuant to SECTION 5(b) above, the Corporation shall deliver, postage prepaid, a written notice of the initiation of a redemption pursuant to SECTION 5(b) to each holder of Series A Preferred Stock at the address shown in the Corporation's records, which notice shall set forth the Redemption Date with respect thereto, which Redemption Date shall in no event be less than thirty
         (30) or more than sixty (60) days after the date of such notice.

                  (iii) On or prior to the Redemption Date (but in no event earlier than two (2) business days before such date), the Corporation shall deposit with a bank or trust company having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of the shares to be redeemed, a sum in cash, from any source of funds legally available therefor, or shares of Class A Common Stock, as applicable, equal to the Redemption Price for all the shares of Series A Preferred Stock. Such funds or shares, as applicable, shall be deposited by the Corporation with irrevocable instructions, and authority to such bank or trust company to pay or exchange, on or after the Redemption Date, the Redemption Price to the holders whose shares are being redeemed, upon the surrender of their share certificates for the Series A Preferred Stock. Any moneys or shares, as applicable, deposited by the Corporation pursuant to this SECTION 5(c)(iii) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to SECTION 6 hereof prior to the close of business on the Redemption Date shall be returned to the Corporation promptly upon such conversion. The balance of moneys or shares, as applicable, deposited by the Corporation pursuant to this SECTION 5(c)(iii) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Corporation, provided that a holder to which such monies or shares would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock and payment of any bond requested by the Corporation, to receive such monies or shares (without interest thereon).

                  (iv) In the event of any redemption, and if all funds or shares, as applicable, necessary for such redemption shall have been deposited as provided above, then the shares of Series A Preferred Stock so called for redemption shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the Redemption Date and all rights with respect to the shares of Series A Preferred Stock so redeemed shall cease and terminate, whether or not the certificate(s) have been surrendered, excepting only the right of the holder to receive the Redemption Price thereof, without interest, upon such surrender.

         6. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows:

         (a) RIGHT TO CONVERT. At any time from and after the fifth (5th) anniversary of the Original Issue Date or, if earlier, immediately prior to the consummation of a Change in Control, each share of Series A Preferred Stock is convertible, at the option of the holder thereof and subject to the terms and conditions of Section 6(b) hereof, into such number of fully paid and

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nonassessable shares of Class A Common Stock as is determined by dividing the
Deemed Purchase Price, appropriately adjusted for stock dividends, combinations, splits, reclassifications and the like with respect to the Series A Preferred Stock, by the Conversion Price (as defined below) applicable to such share, determined as hereafter PROVIDED, in effect on the date the certificate is surrendered for conversion. The initial "CONVERSION PRICE" per share of Series A Preferred Stock shall be the Deemed Purchase Price. Such initial Conversion Price shall be subject to adjustment as set forth in SECTION 6(c).

         (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price applicable to such conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Class A Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that he or she elects to convert the same and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Class A Common Stock issuable upon the conversion are to be issued and including instructions for the delivery thereof. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.

         (c) ADJUSTMENTS TO CONVERSION PRICE.

                  (i) ADJUSTMENTS FOR DIVIDENDS, SPLITS, SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATION OF CLASS A COMMON STOCK. In the event the outstanding shares of Class A Common Stock shall be increased by stock dividend payable in Class A Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Certificate of Designations into a greater number of shares of Class A Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Class A Common Stock. In the event the outstanding shares of Class A Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Certificate of Designations into a lesser number of shares of Class A Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Class A Common Stock.

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                  (ii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND
         SUBSTITUTION. If the Class A Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for in SECTION 6(c)(i) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class A Common Stock that the holders would have received upon conversion of such Series A Preferred Stock immediately before that change.

                  (iii) ADJUSTMENTS ON ISSUANCE OF ADDITIONAL STOCK. If the Corporation shall issue Additional Stock (as defined below) for consideration per share less than the Conversion Price in effect on the date and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued (or deemed to be issued) would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Additional Stock so issued; PROVIDED that for purposes of this SECTION 6(c)(iii), all shares of Common Stock issuable upon (i) conversion of the outstanding Series A Preferred Stock, and (ii) exercise of stock options or other similar equity incentive awards granted or made in accordance with plans approved by the Board of Directors, shall be deemed to be outstanding. For purposes of this SECTION 6(c)(iii), "ADDITIONAL STOCK" shall mean all shares of Common Stock issued by the Corporation after the Original Issue Date other than (a) shares issued or issuable at any time (1) upon conversion of the Class B Common Stock or the Series A Preferred Stock; (2) as a dividend or distribution with respect to the Series A Preferred Stock; (3) to or on behalf of directors, officers, employees, or consultants in accordance with plans approved by the Board of Directors, (4) in connection with acquisitions involving unaffiliated third parties, equipment leasing or bank financing transactions of (5) in an offering to the public generally pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (6) to Persons (as defined in the Certificate of Incorporation) that are not Affiliates (as defined in the Certificate of Incorporation) of the Corporation; or (b) shares issued or issuable and otherwise described in subparagraphs (i) or (ii) of this SECTION 6(c).

                  (iv) CALCULATION OF CONSIDERATION. For the purpose of making any adjustment in a Conversion Price as provided in this SECTION 6(c), the consideration received by the Corporation for any issue or sale of Common Stock will be computed:

                           (1) to the extent it consists of cash, as the amount
                  of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

                           (2) to the extent it consists of property other than
                  cash, at the fair market value of that property as determined in good faith by the Board of Directors; and

                           (3) if Common Stock is issued or sold together with
                  other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

                  (v) ADJUSTMENTS FOR OPTIONS AND CONVERTIBLE SECURITIES.


                  If the Corporation (1) grants any options, warrants or other rights to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (2) issues or sells any security convertible into or exchangeable for shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the options, warrants or other rights or the conversion or exchange of the securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the options, warrants or other rights or the issue or sale of the convertible or exchangeable securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation on exercise, conversion or exchange of the securities, by the maximum number of shares of Common Stock issuable on the exercise, conversion or exchange. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise, conversion or exchange at the price per share determined under this subsection, and the Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale, unless the issuance or sale underlying such grant or convertible or exchangeable security is excluded from the definition of "Additional Stock" set forth in SECTION 6(c)(iii) above in which case no adjustments will be made. No further adjustment of such Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such options, warrants or other rights or the conversion or exchange of any such convertible securities.

                  Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price if adjusted pursuant to the prior paragraph will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion

         Price then in effect if adjusted pursuant to the prior paragraph will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate.

         (d) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this SECTION 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Stock.

         (e) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock;

                  (iv) to effect any transaction that would constitute a Liquidation Event; or

                  (v) any other event described in SECTION 6(c) which could give rise to an adjustment of any Conversion Price,

then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred Stock:

                           (1) at least 20 days' prior written notice of the
                  date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) in respect of the matters referred to in (i) and (ii) above; and



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                           (2) in the case of the matters referred to in (iii),
                  (iv) and (v) above, at least 20 days' prior written notice of the date when the same is expected to take place (and with respect to items (iii) and (iv), specifying the date on which the holders of Common Stock are expected to be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of this Corporation.

         (f) TAXES. The issuance of a certificate or certificates representing shares of Class A Common Stock issued upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; PROVIDED, HOWEVER, that if any such certificate is to be issued in a name other than that of the record holder of the share or shares of Series A Preferred Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

         (g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

         (h) UNCONVERTED SHARES. In the event of the conversion of less than all the shares of Series A Preferred Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this SECTION 6, the Corporation shall execute and deliver to, or upon the written order of, the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of the Series A Preferred Stock not converted.

         (i) DEFECTS WITH CONVERSION. With respect to exchange pursuant to
SECTION 6 hereof, in the event that there is any defect with compliance by the holder of shares of Series A Preferred Stock of the procedures set forth in
SECTION 6 hereof, the Corporation shall not, until such defect is remedied, be obligated to convert any such shares of Series A Preferred Stock and shall give notice to such holder of the defect as soon as reasonably practicable.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative,


                                       11
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participating, optional or other special rights, other than those specifically set forth herein (as this resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive rights.

         8. RETIRED SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock that are converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series. Such shares of Preferred Stock may only be reissued in accordance with the terms of the Certificate of Incorporation.


                                      * * *




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         IN WITNESS WHEREOF, Orbitz, Inc. has caused this Certificate of
Designations to be signed by its President this ____ day of __________, 2003.


                                               Orbitz, Inc.

                                               By:
                                                   ----------------------------
                                                   Name:
                                                   Title:



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